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                                                                   EXHIBIT 10.22
                                 April 16, 2001

PERSONAL & CONFIDENTIAL

Jack A. Boys
160 Mallorca #12
San Francisco, CA 94123

Jack:

      I am pleased to confirm our offer of employment as Chief Executive Officer at Converse Inc. ("the Company"). In this position you will report to the Board of Directors of Converse Inc. Your start date will be May 1, 2001.

COMPENSATION:

      If you decide to join us, you will receive an annual salary of $325,000.00 which will be paid commensurate with the normal payroll cycle of the company. The following benefits will be provided by Converse, Inc.

                                BENEFITS PACKAGE

EMPLOYEE BENEFITS:

      You will be eligible for medical and dental benefits based upon the Company's Employee Benefit Program.

PAID TIME OFF:

      You will be eligible for twenty days of Paid Time Off (PTO) on an annual basis to be used for vacation, illness or personal business. Additionally, floating holidays will be determined on a Company-wide basis annually.

MANAGEMENT INCENTIVE PLAN:

      You will be participating in the Executive Management Incentive Plan, which provides for bonus compensation based upon both the Company's and your individual performance. This bonus plan is subject to Board of Directors approval.

STOCK INCENTIVE PLAN:

      You will participate in the Executive Management Stock Incentive Plan. Your percentage of common stock will be equal to a 45% (equal to 4.5% of the total stock


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outstanding) of the executive management stock pool allocation. 33.33% of your stock will vest upon the transaction closure of the Footwear Acquisitions, Inc. asset purchase of Converse, Inc. The balance of your stock will vest over the next three years in portions of 33.33% on the anniversary date of your employment. This Plan is subject to Board of Directors approval.

SEPARATION:

      If the employee is terminated, or reassigned reasonability for any reason other than material misconduct or criminal action, the Company will pay eighteen months of salary based on employees existing level of annual compensation.

RELOCATION:

      Reasonable relocation costs to be mutually agreed upon and up to one hundred and eighty days of temporary living expenses will be provided by the Company.

      To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me within one week from the date of this letter. This letter, along with any agreements relating to confidential information between you and Converse Inc., set forth the terms of your employment with Converse, Inc. and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Converse Inc. and by you.

      Please contact me if you have any questions regarding this employment offer or any points covered in this letter. We look forward to receiving your positive response and look forward to working with you as you join, the Converse team.

      I hereby agree and/or accept employment with Converse, Inc. and the terms set forth above. I understand and agree to keep the contents of this letter confidential.

Signature and Date:


/s/ William Simon                        /s/ Marsden Cason
-------------------------------          ----------------------------
Bill Simon, Managing Partner             Marsden Cason, President
Footwear Acquisitions, Inc.              Footwear Acquisitions, Inc.

Signature and Date:


/s/ Jack Boys
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Jack A. Boys